Exhibit 10.1

Execution Copy

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of April 21, 2016, is made by and between Datawatch Corporation, a Delaware corporation (the “Company”) and Potrero Capital Research, LLC, a Delaware limited liability company (together with the related funds and affiliates set forth on the signature pages to this Agreement (collectively, the “Potrero Group”).

1. Board Appointment.

(a) Effective as of the date hereof, the Board of Directors of the Company (the “Board”) shall take all such actions as are necessary to appoint Mr. Charles Gillman as a director of the Company to fill a vacancy created by the resignation of Mr. Terry Potter.

(b) As a condition to Mr. Gillman’s appointment to the Board and any subsequent nomination for election as a director at the Company’s annual meeting of stockholders, Mr. Gillman will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board.

(c) Upon Mr. Gillman being appointed to the Board in accordance with this Section 1, the Board shall appoint Mr. Gillman to serve as a member of the Corporate Governance and Nominating Committee and the Compensation and Stock Committee, provided that, at such time, Mr. Gillman meets all independence and other applicable standards under the rules of NASDAQ and the Securities and Exchange Commission (the “SEC”) and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As long as Mr. Gillman serves as a director of the Company in accordance with the provisions of this Agreement and continues to meet the independence and other applicable standards described above, Mr. Gillman shall, if he chooses, serve on the Corporate Governance and Nominating Committee and the Compensation and Stock Committee.

(d) The parties hereto acknowledge that Mr. Gillman, upon appointment to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and other governance guidelines and policies of the Company (including, but not limited to, the policies with respect to management being responsible for managing communications with external constituencies) as other directors (collectively, “Company Policies”), and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

2. Standstill. From the date of this Agreement until the Termination Date, none of the members of the Potrero Group shall, directly or indirectly, and each member of the Potrero Group agrees not to, directly or indirectly, and to cause each of its Representatives (as defined below) acting on its behalf and each of its Affiliates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, not to, directly or indirectly, in any manner, alone or in concert with others, with respect to the Company:

(a) (i) make, engage in, or encourage, assist, support, advise, facilitate or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such term is used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consent to vote with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities or any derivatives thereof (collectively, “Securities of the Company”), or (ii) become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules of the SEC promulgated thereunder), except as otherwise provided in Section 3 of this Agreement;

(b) (i) encourage, influence, assist, support, facilitate or advise any Person (as defined below) or encourage, influence, assist, support, facilitate, advise, form, join, or in any way participate in any “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules of the SEC promulgated thereunder) with any Person with respect to any Securities of the Company or (ii) otherwise in any manner agree, attempt, seek or propose to deposit any Securities of the Company in any voting trust or similar arrangement, or (iii) subject any Securities of the Company to any arrangement or agreement with respect to the voting thereof, except as otherwise provided in Section 3 of this Agreement;

(c) encourage, advise, assist, facilitate, support or influence any Person with respect to the giving or withholding of any proxy, consent or other authority to vote any Securities of the Company, including, without limitation, engaging in any withhold the vote campaign, except as otherwise provided in Section 3 of this Agreement;

(d) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate, support or encourage, or pay or subsidize the expenses of, or otherwise finance, any other Person to effect or seek to effect, offer or propose to effect or recommend, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution or other extraordinary transaction involving any of the Company or any Securities of the Company (each, an “Extraordinary Transaction”); provided, however, that nothing in this clause (d) shall prevent any member of the Potrero Group from tendering or exchanging Securities of the Company in, or voting in favor of, any Extraordinary Transaction in accordance with Section 3 of this Agreement;

(e) (i) call or seek to call any meeting of stockholders, including by written consent, (ii) seek representation on, or nominate any candidate to, the Board, (iii) seek the removal of any member of the Board, (iv) solicit consents from stockholders or otherwise act or seek to act by written consent, or conduct a referendum of stockholders, (v) make a request for any stockholder list or other books and records of the Company, whether pursuant to Rule 14d-5 or Rule 14a-7 of the Exchange Act, Section 220 of the Delaware General Corporation Law, or otherwise, (vi) propose any item of business for action by the stockholders of the Company at any meeting of the stockholders of the Company, whether under Rule 14a–8 of the Exchange Act or otherwise; (vii) institute, solicit, assist, pursue, join or maintain any litigation, arbitration or other action (including any legal, equitable, injunctive or other action) against the Company in its capacity as a stockholder or on behalf of the Company in a stockholder derivative capacity or in any other capacity, other than (A) litigation by the Potrero Group to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Potrero Group and (C) the exercise of statutory appraisal rights; provided, that the foregoing shall not prevent any member of the Potrero Group from responding to or complying with a validly issued legal process, or (viii) make any public demands, objections, proposals, recommendations, or other written communications to the Company or any member of the Board or management of the Company in its capacity as a stockholder, on behalf of the Company in a stockholder derivative capacity, or otherwise;

(f) acting alone or in concert with others, seek to control or influence the management, strategies, governance, policies or any other aspect of the Company;

(g) authorize, solicit, pay or subsidize any third party to perform, act in concert with another Person to, commit to, or agree in writing or otherwise to do, advise, assist or encourage any Person in connection with, or enter into any discussions, negotiations, arrangements or understandings with any Person with respect to, any act prohibited in this Section 2;

(h) disclose any intention, plan or arrangement inconsistent with the restrictions set forth in this Section 2; or

(i) take any action which would cause or require the Company to make public disclosure regarding any of the foregoing or publicly request any amendment or waiver of the restrictions set forth in this Section 2; provided that, any private request made not in violation of this Section 2(i) shall be made in a manner that would not be likely to lead to public disclosure by any person.

Notwithstanding the foregoing, nothing in this Section 2 shall restrict the ability of members of the Potrero Group from making private statements to members of the Board or senior members of management of the Company in a manner that would not be likely to lead to public disclosure by any person of such statements.

As used in this Agreement: (i) the term “beneficial owner” shall have the same meaning as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a Person will also be deemed to beneficially own (A) all Securities of the Company which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (B) all Securities of the Company in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of any Securities of the Company (and the term “beneficially own” shall have a correlative meaning); (ii) the terms “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, labor union or chapter or other division thereof, organization or other entity of any kind or nature; and the term “Voting Securities” shall mean the shares of the Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

3. Voting. From the date of this Agreement until the Termination Date, each member of the Potrero Group shall cause all Voting Securities beneficially owned, directly or indirectly, by it, as of the record date for any meeting of the Company’s stockholders (or in connection with any action by written consent) in which (or through which) action will be taken, to be voted, withheld, abstained or acted upon in accordance with the Board’s recommendation; provided, however, that each member of the Potrero Group shall be permitted to cause the Mirror Amount (as defined below) of the Voting Securities beneficially owned, directly or indirectly, by the Potrero Group to be voted, withheld, abstained or acted upon against the Board’s recommendation with respect to such matter. With respect to any matter, the “Mirror Amount” shall be determined by multiplying the total number of Voting Securities that are beneficially owned, directly or indirectly, by the Potrero Group by a fraction, the numerator of which is the number of Voting Securities beneficially owned by Persons other than the Potrero Group that are voted, withheld, abstained or acted upon against the Board’s recommendation with respect to such matter and the denominator of which is the total number of Voting Securities beneficially owned by Persons other than the Potrero Group.

4. Termination. This Agreement shall terminate on the date that is thirty (30) days prior to the last day that stockholders of the Company may timely notify the Company of a nomination to be properly brought before the 2017 annual meeting of stockholders pursuant to the By-Laws of the Company, as then in effect (the “Termination Date”).

5. Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations of Potrero Group. Members of the Potrero Group represent and warrant as follows: (a) members of the Potrero Group have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by members of the Potrero Group, constitutes a valid and binding obligation and agreement of the members of the Potrero Group and is enforceable against members of the Potrero Group in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by members of the Potrero Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to members of the Potrero Group or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which members of the Potrero Group is a party or by which it is bound.

7. Public Announcements and SEC Filing. The parties hereto have prepared a press release (the “Joint Press Release”), a copy of which is attached as Exhibit A. No party shall make any public statements inconsistent with the Joint Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other parties. The Company acknowledges that the Potrero Group intends to file this Agreement as an exhibit to an amendment to its filing on Schedule 13D and the Potrero Group acknowledges that the Company intends to file this Agreement as an exhibit to a Form 8-K filing. The Company, with respect to its Form 8-K, and the Potrero Group, with respect to its amendment to its Schedule 13D, will provide the other party, prior to each such filing, a reasonable opportunity to review and comment on such documents, and each such party will consider any comments from the other party in good faith.

8. Mutual Non-Disparagement by the Parties. From the date of this Agreement until the Termination Date, the Company and the Potrero Group agree not to, and to cause each of its Representatives acting on its behalf and each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others, (a) make or issue, or cause to be made or issued, any public disclosure, statement or announcement negatively commenting upon or disparaging, or that could reasonably be expected to damage the reputation of, the other Party, including but not limited to the other Party’s corporate strategy, business, corporate activities, governing body or management or any person who has served as a director or member of management of any member of the other Party; or (b) authorize, solicit, pay or subsidize any third party to perform, act in concert with another Person to, commit to, or agree in writing or otherwise to do, advise, assist or encourage any Person in connection with, or enter into any discussions, negotiations, arrangements or understandings with any Person with respect to, any act prohibited in this Section 8.

9. Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages, and each party hereby admits that the existence of such a violation alone shall constitute evidence of irreparable harm. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief if acting in violation of the Agreement. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto solely for the purposes of enforcement of this Agreement (a) consents to submit itself to the personal jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to challenge, deny or defeat such personal jurisdiction or venue in such court (including in reliance on the doctrine of forum non conveniens) by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 12 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BETWEEN ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Expenses. The Company shall reimburse the Potrero Group sixty-five thousand dollars ($65,000) in respect of fees, costs and expenses incurred by it in connection with this Agreement and the Potrero Group’s withhold campaign in connection with the Company’s 2016 annual meeting of stockholders. Any other fees incurred by any party shall be paid by the party incurring such fees, costs or expenses.

11. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection, or (b) if given by e-mail, when such e-mail is transmitted to the e-mail address set forth below and the appropriate confirmation is received:

if to Potrero Group:

Jack Ripsteen
Potrero Capital Research, LLC
Two Embarcadero, Suite 420
San Francisco, CA 94111

with copies to (which shall not constitute notice):

Aneliya Crawford
acrawford@olshanlaw.com
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

if to the Company:

Datawatch Corporation

Attn: Michael Morrison

4 Crosby Dr.

Bedford, MA 01730

with copies to (which shall not constitute notice):

Richard Brand
richard.brand@cwt.com
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281

13. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14. Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

15. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

DATAWATCH CORPORATION

By:	/s/ Richard de J. Osborne
Name: Richard de J. Osborne
Title: Chairman of the Board

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

POTRERO CAPITAL RESEARCH, LLC

By:	/s/ Jack Ripsteen
Name:	Jack Ripsteen
Title:	Managing Member

POTRERO CAPITAL RESEARCH PARTNERS, LP

By:	/s/ Jack Ripsteen
Name:	Jack Ripsteen
Title:	Managing Member of its General Partner

POTRERO CAPITAL RESEARCH PARTNERS II, LP

By:	/s/ Jack Ripsteen
Name:	Jack Ripsteen
Title:	Managing Member of its General Partner

/s/ Jack Ripsteen
JACK RIPSTEEN

Exhibit A

Datawatch Reaches Agreement with Potrero Capital and Appoints Charles M. Gillman to the Board of Directors

Bedford, Mass. – April 22, 2016 – (NASDAQ-CM: DWCH) Datawatch Corporation (“Datawatch”) today announced it has reached an agreement with Potrero Capital Research LLC, together with its affiliates (“Potrero Capital”). Pursuant to the agreement, Datawatch agreed to add Mr. Charles Gillman, Executive Managing Director of the IDWR Multi-Family Office, to the Datawatch Board of Directors, effective immediately. Mr. Gillman will fill a vacancy created by the resignation of Dr. Terry Potter who will step down due to other commitments. Upon his appointment to the Board, Mr. Gillman will join the Corporate Governance and Nominating Committee and the Compensation and Stock Committee.

Richard de J. Osborne, Chairman of the Datawatch Board of Directors, said: “Datawatch believes the addition of Mr. Gillman will bring a fresh perspective and valuable experience to the board. On behalf of my fellow directors, I also want to thank Terry Potter for his more than eighteen years of distinguished service to Datawatch.”

Mr. Jack Ripsteen, Managing Member of Potrero Capital, said: “We are pleased to have played a constructive role in helping refresh the Datawatch board. We are confident that the addition of Mr. Gillman to the company’s board will allow Datawatch to effectively capitalize on available opportunities to drive significant shareholder value.”

Mr. Gillman said, “I am excited to join the board of directors of Datawatch. I look forward to working constructively with the board and management team in creating value for Datawatch shareholders.”

Pursuant to the agreement, Potrero Capital has agreed to customary standstill provisions. The complete agreement between Datawatch and Potrero Capital will be included as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Datawatch retained Cadwalader, Wickersham & Taft LLP as legal adviser in connection with the agreement. Olshan Frome Wolosky LLP served as legal adviser to Potrero Capital.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data. Only Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes. When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of every size worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila, and with partners and customers in more than 100 countries worldwide. See how Datawatch can help you by downloading a free version at www.datawatch.com.

ABOUT POTRERO

Potrero Capital Research, LLC is an investment firm headquartered in San Francisco, CA focused on small-cap equity securities.

ABOUT CHARLES GILLMAN

Charles M. Gillman is the Executive Managing Director of the IDWR Multi-Family Office (“IDWR”), a multi-family investment firm. IDWR employs a team of analysts with expertise in finding publicly traded companies that require operational enhancement and an improvement in corporate capital allocation. From June 2001 to June 2013, Mr. Gillman was a portfolio manager of certain family office investment portfolios at Nadel and Gussman, LLC. Prior to his employment at Nadel and Gussman, Mr. Gillman worked in the investment industry and as a strategic management consultant at McKinsey & Company.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2015 and its Form 10-Q for the quarter ended December 31, 2015.